Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 26, 2017) pertaining to the Match Group, Inc. 2017 Stock and Annual Incentive Plan of our reports dated February 28, 2017, with respect to the consolidated and combined financial statements and schedule of Match Group, Inc. and the effectiveness of internal control over financial reporting of Match Group Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

May 26, 2017
New York, New York